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                                    March 30, 1998



National Quality Care, Inc.
1835 South La Cienega Boulevard
Suite 235
Los Angeles, California 90034


          RE:  REGISTRATION STATEMENT ON FORM S-8
                   NATIONAL QUALITY CARE, INC.

Gentlemen:

          We are acting as counsel for National Quality Care, Inc., a Delaware corporation (the "Company"), in connection with the registration under the Securities Act of 1933, as amended (the "Act"), of the offering and sale of up to 480,741 shares (the "Shares") of the Company's common stock, par value $0.01 per share (the "Common Stock) which may be issued by the Company upon the exercise of certain stock options and warrants granted to certain consultants of the Company as compensation for consulting services previously rendered to the Company pursuant to the following agreements: (i) Warrant Agreement between the Registrant and Michael Markow dated December 18, 1997,
(ii) Stock Option Agreement between the Company and Singer Lewak Greenbaum & Goldstein LLP, dated March 12, 1998, (iii) Stock Option Agreement between the Registrant and Parks Palmer Turner & Yemedjian, LLP dated March 27, 1998,
(iv) Stock Option Agreement between the Registrant and Marianne Arieli dated March 16, 1998, (v) Stock Option Agreement between the Registrant and Judith Gordon dated March 16, 1998, and (vi) Stock Option Agreement between the Registrant and Igal Koiman dated March 16, 1998 (collectively, the "Contracts"). A Registration Statement on Form S-8 covering the Shares (the "Registration Statement") is being filed under the Act with the Securities and Exchange Commission.

          In rendering the opinions expressed herein, we have reviewed such matters of law as we have deemed necessary and have examined copies of such agreements, instruments, documents and records as we have deemed relevant.

          In rendering the opinions expressed herein, we have assumed the genuineness and authenticity of all documents examined by us and of all signatures thereon, the legal capacity of all

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National Quality Care, Inc.
March 30, 1998
Page 2


natural persons executing such documents, the conformity to original documents of all documents submitted to us as certified or conformed copies or photocopies and the completeness and accuracy of the certificates of public officials examined by us. We have made no independent factual investigation with regard to any such matters.

          Based upon the foregoing and subject to the qualifications stated herein, it is our opinion that the Shares, issued or to be issued upon the exercise of any stock options or warrants duly granted pursuant to the Contracts, when issued, paid for and delivered upon the exercise of such stock options and warrants, in accordance with the terms of the Contracts, will be validly issued, fully paid and non-assessable.

          The opinions expressed herein are limited to matters involving the federal laws of the United States and to the corporate laws of the State of Delaware, and we express no opinion as to the effect on the matters covered by this opinion of the laws of any other jurisdiction.

          The opinions expressed herein are rendered solely for your benefit in connection with the transaction described herein. Except as otherwise provided herein, this opinion may not be used or relied upon by any person, nor may this letter or any copies thereof be furnished to a third party, filed with a governmental agency, quoted, cited or otherwise referred to without our prior written consent.

                                        Respectfully submitted,




                                        MATTHIAS & BERG LLP